 Exhibit (h)(3)(v)

Amendment No. 4 to Administration, Bookkeeping and Pricing Services Agreement

            This Amendment No. 4 to Administration, Bookkeeping and Pricing Services Agreement (this “Amendment”), dated April 29, 2016 (the “Effective Date”) is entered into between Westcore Trust, a Massachusetts Business Trust (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

            WHEREAS, the Trust and ALPS entered into an Administration, Bookkeeping and Pricing Services Agreement dated May 1, 2012 (the “Agreement”), as amended; and

            WHEREAS, ALPS and the Trust wish to amend the Agreement to reflect the name change of Westcore Blue Chip Dividend Fund to “Westcore Global Large-Cap Dividend Fund.”

            NOW THEREFORE,

1.            The Parties agree to delete Appendix A in its entirety and replace it with a new Appendix A attached hereto.

2.            Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

WESTCORE TRUST	ALPS FUND SERVICES, INC.

By: /s/ John W. Zimmerman	By: /s/ Jeremy O. May
Name: John W. Zimmerman	Name: Jeremy O. May
Title: President	Title: President

APPENDIX A

LIST OF PORTFOLIOS

Westcore Growth Fund

Westcore MIDCO Growth Fund

Westcore Select Fund

Westcore Small-Cap Growth Fund

Westcore Global Large-Cap Dividend Fund

Westcore Mid-Cap Value Dividend Fund

Westcore Small-Cap Value Dividend Fund

Westcore Micro-Cap Opportunity Fund

Westcore International Small-Cap Fund

Westcore Plus Bond Fund

Westcore Flexible Income Fund

Westcore Colorado Tax-Exempt Fund